Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

December 16, 2014

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 8, 2014, to the Board of Directors of Gentiva Health Services, Inc. (“Gentiva”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Kindred Healthcare, Inc. (“Kindred”), as filed by Kindred on December 15, 2014 (the “Registration Statement”), relating to the proposed business combination transaction between Gentiva and Kindred and (ii) the references to such opinion and our firm in the Registration Statement under the headings “Summary – Opinion of Gentiva’s Financial Advisor”, “Risk Factors”, “The Merger – Background of the Merger”, “The Merger – Gentiva’s Reasons for the Merger and Recommendation of Gentiva’s Board of Directors”, “The Merger – Opinion of Gentiva’s Financial Advisor” and “The Merger – Summary of Gentiva Projections”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/S/ BARCLAYS CAPITAL INC.